EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the "Company") Nos. 333-17593, 333-29787, 333-39693, 333-52357, 333-79599, 333-87635, 333-89891, 333-51380,
333-57698, 333-67292, 333-101262, and 333-116506 on Form S-8 of our reports relating to the consolidated financial statements of the Company and management's report on the effectiveness of internal control over financial reporting dated March 15, 2006, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 15, 2006